Offshore Logistics, Inc.

224 Rue De Jean — 70508
Post Office Box 5C
Lafayette, Louisiana 70505
Tel: (337) 233-1221
Fax: (337) 235-6678
www.olog.com

PRESS RELEASE

Offshore Logistics Announces George Small’s Retirement

LAFAYETTE, LOUISIANA (April 28, 2004) – Offshore Logistics, Inc. (NYSE:OLG) announced today that its Chief Executive Officer and President, George M. Small will retire later this year. Mr. Small was named CEO in May 2002 after holding the positions of President since 1997 and Chief Operating Officer from 1999 to 2002. He joined the Company in 1977 and has held a variety of management and officer positions during his 27 year career at Offshore Logistics.

The Company said its Board of Directors has begun a search for a replacement for Mr. Small who will remain with the Company for six months following the naming of a new CEO to provide for a smooth transition in leadership.

Kenneth M. Jones, Chairman of Offshore Logistics’ Board of Director’s commented, “We are grateful to George for his 27 years of dedicated service and commitment to Offshore Logistics. He has been instrumental in the growth and success of our Company and his leadership, insight and knowledge of the oil service industry will be missed. The Board is actively pursuing the search for his successor who can continue to lead us forward.”

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Egypt and the Far East. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Investor Relations Contact:
H. Eddy Dupuis, 337-233-1221, fax 337-235-6678, www.olog.com